Exhibit 99.1

Xencor Reports First Quarter 2018 Financial Results

— Introduced XmAb®IL15 Bispecific Antibody Platform and Presented Preclinical Data on XmAb®24306 at American Association for Cancer Research (AACR) Annual Meeting —

— Completed Public Offering, Raising $245.5M and Extending Cash Runway into 2023—

— Expect to Initiate Phase 3 Trial of XmAb®5871 in IgG4-Related Disease (IgG4-RD) and to Announce Initial Clinical Data from Two Ongoing Clinical Trials in 2H18 —

— Management to Host Conference Call at 4:30 pm ET today —

MONROVIA, Calif., May 7, 2018 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today reported financial results for the first quarter ended March 31, 2018 and provided a review of recent business and clinical highlights.

“With our XmAb platform of engineered antibody Fc domains, we can create antibody drug candidates with the potential for dramatically improved potency, half-life and stability over existing therapeutic options,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Recent accomplishments across both our internal pipeline and partnered programs demonstrate the potential and breadth of this approach. We are encouraged by the continued productivity of our own drug discovery engine, including the addition of XmAb24306, our IL15/IL15Rα-Fc program for T-cell expansion, and by the positive clinical trial results reported by our partners Alexion and MorphoSys. We look forward to advancing our internal XmAb product candidates as we progress through 2018, initiating our Phase 3 trial of XmAb5871 in IgG4-RD and reading out initial data from two ongoing clinical trials, including our first bispecific oncology candidate. With $582.5 million in cash, cash equivalents and marketable securities, we have sufficient resources to advance our novel portfolio into 2023, while also preparing for our next stage of growth.”

Recent Business Highlights and Upcoming Clinical Plans

XmAb5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, a receptor that inhibits B-cell function. Xencor presented final data from a Phase 2 trial in IgG4-RD in November 2017, in which all 12 patients who completed the study achieved the primary endpoint of at least a two-point reduction in the IgG4-RD Responder Index and eight patients achieved disease remission. XmAb5871 is currently being evaluated in a Phase 2 trial in Systemic Lupus Erythematosus (SLE).

•                  Initiation of Phase 3 trial in IgG4-RD expected in 2H18.

•                  Topline data from Phase 2 trial in SLE expected in 4Q18.

Bispecific Oncology Pipeline: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Initial data from Phase 1 study of XmAb®14045 for the treatment of AML and other CD123-expressing hematologic malignancies expected in 2018, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®13676 for the treatment of B-cell malignancies expected in 2019, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®18087 for the treatment of neuroendocrine tumors (NET) and gastrointestinal stromal tumors (GIST) expected in 2019.

Xencor’s bispecific pipeline also includes a suite of tumor microenvironment activators that engage multiple targets, such as T-cell checkpoints or agonists:

•                  Initiation of Phase 1 trial evaluating XmAb®20717, a PD-1 x CTLA-4 dual checkpoint inhibitor for the treatment of multiple oncology indications, expected in 2018.

•                  Investigational New Drug (IND) filing for XmAb®23104, a PD-1 x ICOS bispecific antibody for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb®22841, a CTLA-4 x LAG-3 dual checkpoint inhibitor for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb24306, an IL15/IL15Rα-Fc bispecific antibody for the treatment of multiple oncology indications, expected in 2019.

At the AACR Annual Meeting in April 2018, Xencor introduced its XmAb IL15 bispecific platform and presented preclinical data for XmAb24306. XmAb24306 is the first of a new suite of tumor microenvironment activators that use Xencor’s IL15 bispecific platform to provide a more druggable version of IL15 with superior tolerability, slower receptor-mediated clearance and a prolonged half-life. Data presented at AACR show that the engineered IL15/IL15Rα-Fc complex enhances the duration and magnitude of T and NK cell proliferation in vitro and in vivo. Primate data also showed that treatment with XmAb24306 induces a steady, tolerable and sustained increase in T-cells. Also at AACR, Xencor announced that it is developing a broader suite of IL15 bispecific candidates, including a PD-1 x IL15 candidate to promote selective expansion and activation of exhausted T cells and additional targeted IL15/IL15Rα candidates.

XmAb®7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, resulting in three distinct mechanisms of action for reducing IgE. Data from Xencor’s Phase 1b study of subcutaneously-administered XmAb7195 were announced in November 2017 and showed potent IgE reduction with improved tolerability. Xencor is currently seeking a development partner for XmAb7195.

Partnered XmAb Programs: Eight pharmaceutical companies and the National Institutes of Health are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb technology. Five such programs are currently undergoing clinical testing, including two in Phase 3 studies.

•                  In March and April 2018, Alexion announced clinical data for its two Phase 3 trials comparing its Soliris product to ALXN1210, which uses Xencor’s XmAb Xtend technology to prolong duration of action. The data indicated that ALXN1210 was not inferior to Soliris for primary and secondary endpoints. Alexion indicated that it plans to submit regulatory filings for ALXN1210 in 2018 in the U.S., Europe and Japan, and it expects to have approval in 2019.

•                  In March 2018, MorphoSys announced updated data from its Phase 2 L-MIND trial of MOR208 (XmAb®5574) plus lenalidomide in patients with relapsed or refractory diffuse large B-cell lymphoma (r/r DLBCL). MOR208 has Breakthrough Therapy Designation in this indication and Morphosys has indicated that it is discussing potential expedited approval with the FDA.  Initial data from MorphoSys’s B-MIND trial comparing MOR208 plus bendamustine to bendamustine plus rituximab in r/r DLBCL patients are expected in 4Q19.

Corporate:

•                  In March 2018, Xencor priced an underwritten public offering of 8,395,000 shares of its common stock at a public offering price of $31.00 per share. The Company received net proceeds from the offering of $245.5 million, after deducting underwriting discounts and commissions and offering expenses.

First Quarter Ended March 31, 2018 Financial Results:

Effective January 1, 2018 the Company adopted the new revenue recognition accounting standard, Accounting Standard Codification 606 (ASC606). In addition to adopting the standard for 2018, revenue reported for the prior period including March 31, 2017 has been revised to reflect the new standard.

Cash, cash equivalents and marketable securities totaled $582.5 million as of March 31, 2018, compared to $363.3 million on December 31, 2017. The increase reflects net proceeds of $245.5 million from Xencor’s sale of additional stock in March 2018, partially offset by cash used to fund operating activities in the first quarter of 2018.

No revenue was recognized for the first quarter ended March 31, 2018, compared to $3.5 million for the same period in 2017. Revenue reported for both periods was affected by the adoption of the new revenue recognition standard. Under historic revenue recognition methods, the Company would have recognized $6.8 million and $4.3 million of revenue for the periods ended March 31, 2018 and March 31, 2017, respectively. The adoption of the new revenue recognition standard shifted the period that revenue is being recognized under Xencor’s Amgen and Novartis arrangements to earlier periods.

Research and development expenditures for the first quarter ended March 31, 2018 were $26.1 million, compared to $15.0 million for the same period in 2017. Increased research and development spending for the first quarter of 2018 over the same period in 2017 reflects additional spending on Xencor’s bispecific clinical and preclinical candidates.

General and administrative expenses for the first quarter ended March 31, 2018 were $4.6 million, compared to $4.8 million in the same period in 2017. Decreased spending on general and administration for the first quarter of 2018 over the same period in 2017 reflects lower compliance costs associated with Xencor’s SEC filings.

Non-cash, share based compensation expense for the first quarter ended March 31, 2018 was $4.5 million, compared to $3.2 million for same period in 2017.

Net loss for the first quarter ended March 31, 2018 was $29.5 million, or $(0.62) on a fully diluted per share basis, compared to a net loss of $15.5 million, or $(0.33) on a fully diluted per share basis, for the same period in 2017. The increased loss for the first quarter of 2018 over the same period in 2017 is primarily due to additional spending on research and development activities for the three months ended March 31, 2018.

The total shares outstanding was 55,616,875 as of March 31, 2018, compared to 46,689,447 as of March 31, 2017. The additional shares outstanding at March 31, 2018 reflect the 8,395,000 shares sold in Xencor’s March financing.

Financial Guidance:

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2023. Xencor expects to end 2018 with approximately $500 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast:

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2018 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 5056978. A live webcast of the conference call will be available online from the Investors section of the Company’s website at www.xencor.com. The webcast will be archived on the company’s website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 10 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb®5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors; and XmAb®20717, XmAb®22841, XmAb®23104 and XmAb®24306 in pre-clinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s President and CEO and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, including XmAb5871, XmAb7195, and Xencor’s bispecific oncology pipeline, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investor Contact:

John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark

Canale Communications for Xencor

Tel: 619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

		(Revised)
	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$251,572	$16,528
Short-term marketable securities	210,838	207,603
Accounts receivable	1,098	1,142
Other current assets	7,411	5,606
Total current assets	470,919	230,879

Property and equipment, net	8,921	7,088
Long-term marketable securities	120,089	139,198
Intangible assets, net	11,316	11,148
Income tax receivable	762	1,524
Other assets	265	365

Total assets	$612,272	$390,202

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$13,134	$12,349
Deferred revenue	60,118	60,118
Other current liabilities	179	183
Total current liabilities	73,431	72,650

Deferred rent, less current portion	1,177	1,088
Total liabilities	74,608	73,738

Stockholders’ equity	537,664	316,464

Total liabilities and stockholders’ equity	$612,272	$390,202

The 2017 balance sheet was derived from the 2017 annual financial statements included in the Form 10-K that was filed on February 28, 2018 as revised to reflect the adoption of the new accounting standard for revenue recognition, ASC606.

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended March 31,
		(Revised)
	2018	2017
	(unaudited)

Revenues	$—	$3,500

Operating expenses:
Research and development	26,087	15,048
General and administrative	4,562	4,811
Total operating expenses	30,649	19,859

Income (loss) from operations	(30,649)	(16,359)

Other income, net	1,156	1,054
Income (loss) before income taxes	(29,493)	(15,305)

Income tax provision	—	170

Net income (loss)	(29,493)	(15,475)
Other comprehensive loss
Net unrealized (loss) gain on marketable securities	(393)	245
Comprehensive income (loss)	$(29,886)	$(15,230)

Net loss per share:
Basic and diluted net loss per share	$(0.62)	$(0.33)
Weighted -average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	47,753,922	46,598,797

The condensed statement of comprehensive income (loss) for the period March 31, 2017 has been revised to reflect the adoption of the new accounting standard for revenue recognition, ASC 606.